                                                                       Exhibit 1

IDENTIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


          American International Group, Inc. -- Subsidiary Information



Transatlantic Holdings, Inc.



Transatlantic Reinsurance Company



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